Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Onconetix, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	457(c)	10,586,557	(2)	$3.01	(3)	$31,899,942.88	0.00015310	$4,883.88	(4)

Fees Previously Paid	-	-	-	-		-		-		-
Carry Forward Securities
Carry Forward Securities	-	-	-	-				-				-	-	-	-
	Total Offering Amounts									$4,883.88
	Total Fees Previously Paid									0
	Total Fee Offsets									--
	Net Fee Due									$4,883.88

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents the sum of (i) up to 559,398 shares of common stock, par value $0.00001 per share (the “Common Stock”) of Onconetix, Inc., a Delaware corporation (the “Company”), issuable upon exercise of common stock preferred investment options issued to Armistice Capital Master Fund Ltd. and Sabby Volatility Warrant Master Fund, Ltd in a warrant inducement transaction (the “Warrant Inducement”), which closed on July 15, 2024; (ii) 13,053 shares of Common Stock issuable upon exercise of common stock preferred investment options issued to H.C. Wainwright & Co., LLC, the Company’s placement agent for the Warrant Inducement, or its designees, on July 15, 2024 in the Warrant Inducement; (iii) 130,321 shares of Common Stock issued to Veru Inc. (“Veru”) following Veru’s election to convert all of the 3,000 shares of Series A preferred stock of the Company issued to it on September 29, 2023; (iv) 6,464,206 shares of Common Stock issued to certain stockholders of the Company who were formerly holders of outstanding capital stock or convertible securities of Proteomedix AG, pursuant to the automatic conversion of all the 2,696,729 shares of Series B preferred stock of the Company on September 24, 2024, (v) 667,451 shares of Common Stock issued to Altos Venture AG, in a private placement transaction and a warrant exercise, which closed on September 24, 2024; and (vi) up to 2,752,128 shares of Common Stock, which represents 150% of the aggregate number of shares of Common Stock issuable upon the conversion or exercise, as applicable, of the 3,499 shares of Series C preferred stock and warrants to purchase 591,856 shares of Common Stock issued to institutional investors in a private placement transaction, which closed on October 2, 2024.

(3)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the common stock on The Nasdaq Stock Market LLC on October 30, 2024 ($3.01 per share), in accordance with Rule 457(c) of the Securities Act.

(4)	Calculated pursuant to Rule 457 of the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.00015310.